Exhibit 10.34

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

BY AND BETWEEN

SAKS INCORPORATED AND

KEVIN G. WILLS

THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of December 14, 2010, by and between Kevin G. Wills (the “Executive”) and Saks Incorporated (the “Company”).

Capitalized terms used herein which are not otherwise defined have the same meaning as in the Employment Agreement.

WITNESSETH:

WHEREAS, the Company and the Executive have previously entered into that certain Employment Agreement dated April 17, 2007 (the “Original Agreement”), as previously amended by the Amendment to Employment Agreement, dated as of December 18, 2008 (the “First Amendment”) and the Amendment to Employment Agreement dated as of April 9, 2009 (the “Second Amendment,” and collectively with the Original Agreement and the First Amendment, the “Employment Agreement”);

WHEREAS, it is necessary to amend the Employment Agreement to bring it into compliance with Internal Revenue Code Section 409A and the final Treasury Regulations issued thereunder; and

WHEREAS, the Company and Executive believe it is in the best interest of the Company and the Executive to adopt this Amendment.

NOW, THEREFORE, BE IT RESOLVED, that effective as of December 8, 2010, the Employment Agreement is amended as follows:

1.	Section 5(b)(iii) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(iii) The amount payable by SKS in accordance with either paragraph (i) or (ii) of this subsection (b) (only one such amount being payable) is referred to as the “Severance Payment,” which SKS will pay in a lump sum on the sixtieth (60) day after the date of termination. Notwithstanding any provision of this Agreement to the contrary, the Executive must deliver the executed Release to the Company no later than fifty (50) days following the Executive’s date of termination or such Severance Payment shall be forfeited.”

2.	Section 5(c) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(c)	2000 Plan.

(i)

If the Executive’s employment terminates in accordance with this section 5 and as a result the Executive would be entitled to receive a severance payment in accordance with the terms of SKS’s 2000 Change of Control and Material Transaction Severance Plan, as amended from time to time (the “2000 Plan”), if then in effect, that would be greater than the Severance Payment, then only in that circumstance the Executive shall receive the severance payable pursuant to the 2000 Plan (the “2000 Plan Severance Payment”). If the Executive is entitled to the 2000 Plan Severance Payment pursuant to this paragraph (i) of subsection (c), then the Executive will not be entitled to receive the Severance Payment and this Agreement will not constitute an Existing Program as defined in the 2000 Plan.

(ii)	SKS’s obligation to pay, and otherwise make available, to the Executive, the 2000 Plan Severance Payment pursuant to paragraph (i) of this subsection (c), is subject to SKS’s receipt of the Release, executed and delivered by the Executive. SKS will pay the 2000 Plan Severance Payment in a lump sum on the sixtieth (60) day after the date of termination. Notwithstanding any provision of this Agreement to the contrary, the Executive must deliver the executed Release to the Company no later than fifty (50) days following the Executive’s date of termination or the 2000 Plan Severance Payment shall be forfeited.”

3.	Section 5(f) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(f)	Disability.

(i)	The date on which the Executive shall be deemed to be disabled for purposes of this subsection (f) shall be the date on which either (a) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer (a “Disability”). Disputes regarding the existence of the Executive’s disability will be resolved by the determination of a physician selected by SKS’s Board of Directors who is reasonably acceptable to the Executive. The Executive will submit to appropriate medical examinations for purposes of determining disability.

(ii)

If at any time prior to the termination of this Agreement the Executive becomes disabled, this Agreement and the Executive’s employment will continue for twelve months from the date on which the Executive becomes disabled. During the twelve-month period following a Disability, the Executive shall continue to receive all payments and benefits provided by this Agreement, including without limitation the benefits described in sections 3 and 4 of this Agreement, and the Executive shall remain eligible to receive, in accordance with their respective terms, the severance and/or benefits that would be payable upon termination of the Executive’s employment as described in paragraphs (a) through (g) of section 5 and in sections 6 and 7 of this Agreement, less all disability payments received pursuant to SKS’s short-term disability/sick pay plan or its Group Long-Term Disability Insurance Policy. Notwithstanding the foregoing, during the 12 month period following a Disability, the Base Salary payable pursuant to Section 3(a) of this Agreement shall be paid in monthly installments, and any bonus payable pursuant to Section 3(b) of this Agreement shall be paid at the time that bonuses for the fiscal year in which the Disability occurred are paid to other senior executives of the Company. If the Executive’s disability continues after the end of such twelve-month period, the Company may terminate this Agreement and the Executive’s employment for disability (“Disability Termination”). Upon a Disability Termination and subject to the last sentence of this paragraph (ii), the Executive will be entitled to (A) exercise each of the Executive’s unexercised stock option awards, if any, in accordance with and subject to the Plan and the stock option agreement applicable to the award, (B) receive each of the Executive’s unvested performance share awards and restricted stock awards in accordance with and subject to the Plan and the performance share agreement or restricted stock agreement applicable to the award, (C) receive any annual cash bonus earned by the Executive and payable, but not yet paid, for the fiscal year prior to the fiscal year in which the Disability Termination occurs paid at the time that bonuses for the fiscal year in which the Disability occurred are paid to other senior executives of the Company, (D) rights that the Executive or the Executive’s dependents may have under COBRA or any other federal or state law or that are derived independent of this Agreement by reason of the Executive’s participation in any employee benefit arrangement or plan maintained by the Company, and (E) receive all other benefits in accordance with section 4 of this Agreement that would be payable upon the Disability Termination. Upon a Disability Termination, SKS’s obligations in paragraph (viii) of subsection (b) of this section 5 and in sections 7, 9(f), and 9(h) of this Agreement, and the Executive’s obligations in sections 7, 8, and 9(h) of this Agreement, will continue in effect in accordance with their terms. The Company will not have any obligation to provide to the Executive any benefit pursuant to paragraphs (i) through (vii) of subsection (b) of this section 5 upon a Disability Termination.”

4.	Section 5(g) of the Employment Agreement is deleted in its entirety and the following shall be substituted in its place:

“(g)	Application of IRC Code Section 409A.

(i)	This Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under Section 409A of the Code (“409A Penalties”). In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Notwithstanding the foregoing, under no circumstance shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A of the Code, except that the Company shall be responsible for such taxes, penalties, interest, losses or expenses that result from a payment by the Company to the Executive in contravention of the Executive’s written instructions to the Company, which payment constitutes an act of negligence by the Company.

(ii)

If the Company or the Executive reasonably and in good faith determines that any payment to be made or benefit to be provided to the Executive upon the Executive’s termination of employment would be subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will, to the extent necessary, delay making the payment or providing the benefit until the earliest date on which the Company in good faith determines that the payment can be paid or the benefit can be provided without causing the payment or the benefit to be subject to additional taxes imposed by Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, to the extent the Executive is considered a “key employee” (as defined in Code Section 416(i) without regard to Section 416(i)(5)) of a company that is publicly traded on an established securities market or otherwise, distributions will be delayed six months after the separation from service in accordance with Code Section 409A(a)(2)(B)(i), but not later than the Executive’s death.

(iii)	The Agreement is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Any tax gross-up payment made pursuant to this Agreement shall be made no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

(iv)	Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, except, if such benefits consist of the reimbursement of expenses referred to in Section 105(b) of the Code, a maximum, if provided under the terms of the plan providing such medical benefit, may be imposed on the amount of such reimbursements over some or all of the period in which such benefit is to be provided to the Executive as described in Treasury Regulation Section 1.409A-3(i)(1)(iv)(B); (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(v)	Notwithstanding anything to the contrary in this Agreement, payment of any amounts, including, but not limited to, salary and bonuses, will be subject to, and payable in accordance with, any prior deferral elections made with respect to such amounts under the Company’s Deferred Compensation Plan (as amended and restated effective January 1, 2009).”

5.	Except as expressly modified herein, all other terms of the Employment Agreement shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date and year first above written.

SAKS INCORPORATED

/s/ Christine Morena
By: Christine Morena

Title: EVP, HR

EXECUTIVE

/s/ Kevin G. Wills
Kevin G. Wills

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